EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-169539) and Form S-8 (No. 33-51454, No. 333-01061, No. 333-03385, No. 333-32294, No. 333-64984, No. 333-75145, No. 333-89458, No. 333-101200, No. 333-125059, No. 333-147472, No. 333-158887, No. 333-165046, and No. 333-166759) of Mattel, Inc. and its subsidiaries of our report dated February 26, 2013 relating to the financial statements, financial schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

February 26, 2013